                                                                     EXHIBIT 6.2

                            ASSIGNMENT AND ASSUMPTION
                         OF ETHANOL MARKETING AGREEMENT

     THIS ASSIGNMENT AND ASSUMPTION OF ETHANOL MARKETING AGREEMENT (the "Assignment"), is made and entered into effective as of the 13 day of January, 2003 (the "Effective Date"), by and between MINNESOTA CORN PROCESSORS, LLC, a Colorado limited liability company, ("Assignor"), ARCHER DANIELS MIDLAND COMPANY, a Delaware corporation ("Assignee"), and LSCP, L.P., D/B/A/ LITTLE SIOUX CORN PROCESSORS, L.P., an Iowa limited partnership ("LSCP").

                              W I T N E S S E T H:

     WHEREAS, Assignor and LSCP have entered into that certain Ethanol Marketing Agreement dated February 19, 2002 (attached hereto as Exhibit A) (the "Agreement"), whereunder Assignor and LSCP have agreed that Assignor shall market ethanol to be manufactured by LSCP at its Marcus, Iowa ethanol manufacturing facility;

     WHEREAS, Assignor desires to assign all of Assignor's rights, duties, and obligations under the Agreement to Assignee, and Assignee desires to assume all such rights, duties, and obligations; and

     WHEREAS, LSCP desires to consent to such assignment and assumption.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. ASSIGNMENT. Assignor hereby assigns, transfers and conveys to Assignee as of the Effective Date, all of Assignor's rights, duties, and obligations arising under the Agreement.

     2. ASSUMPTION. Assignee hereby assumes and agrees to be bound by and timely perform, observe, discharge and otherwise comply with all terms, covenants, conditions and obligations of Assignor under the Agreement.

     3. CONSENT. LSCP hereby consents to Assignor's assignment of its rights, duties, and obligations under the Agreement to Assignee.

     4. NO MODIFICATION. Nothing in this Assignment is intended nor shall be construed to amend, modify or otherwise alter any of the terms and conditions of the Agreement.

     5. BINDING AGREEMENT. This Assignment shall be binding upon the successors and assigns of the parties. The parties shall execute and deliver such further and additional instruments, agreements and other documents as may be necessary to evidence and carry out the provisions of this Assignment.

     IN WITNESS WHEREOF, the parties hereto have duly executed this ASSIGNMENT AND ASSUMPTION OF ETHANOL MARKETING AGREEMENT effective as of the Effective Date.

ASSIGNOR:                                       ASSIGNEE:

MINNESOTA CORN PROCESSORS, LLC                  ARCHER DANIELS MIDLAND
                                                COMPANY

By: /s/ Martin A. Lyons                         By: /s/ Martin A. Lyons
    -------------------                             -------------------

Its: Vice-President and Director                Its: Vice-President and Director

LSCP, L.P.,
D/B/A/ LITTLE SIOUX CORN PROCESSORS, L.P.

By:  Little Sioux Corn Processors, L.L.C.
Its: General Partner

By: /s/ Daryl J. Haack
    ------------------
         Daryl J. Haack, President